Exhibit 99.1
Company Press Release

Source: Salisbury Bancorp, Inc.
Friday, June 5, 2009

Salisbury Contact:   John F. Perotti-Chairman and Chief Executive Officer
                     (860) 435-9801 x 1001 or jp@salisburybank.com
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FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces Plans for Management Succession

Lakeville, Connecticut, June 5, 2009/PRNewswire. . . The Board of Directors of Salisbury Bancorp, Inc. (NYSE Alternext US:SAL) (the "Company"), the holding company for Salisbury Bank and Trust Company (the "Bank") announced that effective June 8, 2009, John F. Perotti, Chairman and Chief Executive Officer of the Company and the Bank, will retire as Chairman and Chief Executive Officer of the Company and the Bank. Mr. Perotti's retirement is pursuant to his long-held personal plans, which he has discussed with the Board of Directors for several years. Mr. Perotti selected his retirement date to coincide with the expiration of his term as President of the Connecticut Community Bankers Association
(CCBA). Mr. Perotti will continue as a director of the Company and the Bank. Mr. Perotti has been an executive officer of the Company since its formation in 1998 and has been an executive officer of the Bank since 1982.

Mr. Perotti came to work at the Bank on May 21, 1973 as a teller. He was soon promoted to Assistant Treasurer in 1975, Assistant Vice President in 1981, Vice President and Treasurer in 1982, Executive Vice President in 1986, Executive Vice President, Treasurer and Chief Administrative Officer in 1987, Executive Vice President and Chief Operating Officer in 1989, President and Chief Executive Officer in 1993 to Chairman and Chief Executive Officer in 2005. In addition, Mr. Perotti serves in leadership roles with a variety of community and professional organizations. Richard J. Cantele, Jr., his successor as Chief Executive Officer, stated, "Mr. Perotti has demonstrated the highest level of integrity, professionalism and commitment throughout his career, not only to the Bank, but to his family". In recognition of his valuable service and contributions, the Governor of the State of Connecticut, M. Jodi Rell, issued a proclamation designating June 8, 2009 as "John F. Perotti Day".

Also effective on June 8, 2009, Richard J. Cantele, Jr., who is President and Chief Operating Officer of the Company and the Bank has been appointed to serve as President and Chief Executive Officer of the Company and the Bank. Mr. Cantele has served as an Executive Officer of the Company since 2001 and of the Bank since 1989. Mr. Cantele also serves as a director of the Company and the Bank.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $500 million and capital in excess of $46 million and has served the communities of northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150

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years.   Salisbury  Bank  and  Trust  Company  is  headquartered  in  Lakeville,
Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore,
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actual future  results may differ  significantly  from results  discussed in the forward looking statements.